Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 20, 2016, relating to the financial statements and financial highlights which appear in the October 31, 2016 Annual Report to Shareholders of the Thrivent Financial Cash Management Trust. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

February 28, 2017